EXHIBIT 99.1

For further information contact: Anthony C. Weagley, President and Chief Executive Officer (610) 644-9400 tweagley@malvernfederal.com

Release Date:   September 23, 2014
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT
AND CHIEF EXECUTIVE OFFICER

     Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), announced today that the Company and its wholly owned subsidiary have agreed to hire Anthony C. Weagley as the President and Chief Executive Officer of the Company and the Bank, Mr. Weagley has received all necessary regulatory approvals and has commenced service in his new positions.

     Mr. Weagley is recognized as a leader in the financial services industry with over 35 years of industry experience.  Most recently he had served as President and Chief Executive Officer of Center Bancorp, Inc. and its wholly owned subsidiary Union Center National Bank, a $1.7 billion bank which was headquartered in Union, New Jersey, since 2007. Prior to 2007, Mr. Weagley served as Chief Financial Officer and in various other positions over a career of more than 30 years with Center Bancorp and Union Center National Bank.

     F. Claire Hughes, Jr., Chairman of the Board of Malvern Bancorp and Malvern Federal Savings Bank said “We are very pleased and excited to have Tony Weagley join our organization. This has been a challenging period, but we believe our efforts have resulted in our selection in the best possible candidate to lead the Company and the Bank and expect that Tony will be a catalyst in advancing the company forward and laying the foundation for growth and profitability for the shareholders.” George Steinmetz, Vice Chairman of the Company and the Bank added “Tony Weagley is an accomplished leader and career banker with a proven track record of successfully guiding business growth and process improvement, and we are confident that he is the right person to lead the Company in achieving our goals for the Company and the Bank.”

     In commenting on his appointment, Mr. Weagley indicated “I am excited about this new challenge and look forward to joining Malvern Federal in the roles of President and Chief Executive Officer of the Company and the Bank. I believe that there are significant untapped resources in our market area, and I am confident that, working with our Board of Directors and dedicated employees, we can turn our operations around, achieve our true potential as a premier community bank serving the needs of our loyal customers and build value for our shareholders.”

About Malvern Federal

     Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the mainline.  For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

     This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.